UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015 (June 19, 2015)

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8530 Wilshire Blvd., Suite 450

Beverly Hills, California 90211

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 19, 2015, Barfresh Food Group, Inc., a Delaware corporation, (“Barfresh”), amended and restated certain outstanding promissory notes (“Original Notes”) in the aggregate principal amount of $700,000 (collectively, “Amended Notes”). The Original Notes, in the aggregate principal amount of $775,000, were issued on December 20, 2013 and, as extended pursuant to their terms, matured on June 20, 2015. Pursuant to the Amended Notes, Barfresh paid off all accrued and unpaid interest plus 50% of the principal amount on June 22, 2015, and the balance, plus accrued and unpaid interest accruing at the rate of 10% per annum, is due and payable on September 20, 2015.

Of the $700,000, an Amended Note in the amount of $100,000 was issued to an entity controlled by Steven Lang, a director of the Company, an Amended Note in the amount of $100,000 was issued to a trust that is controlled by a family member of Riccardo Delle Coste, the Chairman and Chief Executive Officer of the Company, and an Amended Note in the amount of $500,000 was issued to Lazarus Investment Partners LLP, a greater than 10% beneficial shareholder of the Company.

On June 20, 2015, Barfresh entered into a Note Conversion Agreement with another holder of one of the Original Notes in the principal amount of $50,000. Pursuant to the agreement, in exchange for 71,429 shares of common stock of Barfresh and a cash payment in the amount of any unpaid and accrued interest, the Holder agreed to cancel the Original Note.

The remaining outstanding Original Note in the principal amount of $25,000 was paid off in full by Barfresh, pursuant to its terms.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 are incorporated herein by this reference. The issuance of the securities is exempt from registration under Section 4(2) of the Securities Act of 1933 on the basis that there was no public offering and the securities were issued to accredited investors with whom Barfresh has a pre-existing relationship.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: June 23, 2015	By:	/s/ Joseph S. Tesoriero
	Name:	Joseph S. Tesoriero
	Its:	Chief Financial Officer